Exhibit 5.1

Qwomar Building
P.O. Box 4649, Road Town
Tortola VG1110
British Virgin Islands
T: +1 284 494 1890

DD: E: Our Ref: Your Ref:	+1 284 852 1899 Jose.santos@forbeshare.com JST/6330.001 Reference

Galaxy Payroll Group Limited
25th Floor, Ovest
77 Wing Lok Street
Sheung Wan
Hong Kong

[Date] 2022

Dear Sirs

Galaxy Payroll Group Limited (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form F-1 (File number 333-[●]), including all amendments or supplements thereto (“Form F-1”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”) related to the offering and sale of up to US$[●] of ordinary shares, of US$[●] par value in the Company (the “Shares”).

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [●] 2022 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s amended and restated Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated [●] 2022 issued by Vistra (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.3	A Certificate of Good Standing issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”).

1.4	The records of proceedings on file with and available for inspection on [●] 2022 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the Peoples Republic of China or the United States of America.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Shares to be offered and sold by the Company as contemplated by the Registration Statement when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

3.3	The statement in the Registration Statement under the caption “British Virgin Islands Taxation” in so far as it constitutes a summary or description of the laws and regulations of the British Virgin Islands is accurate and fairly presents a summary of British Virgin Islands law.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Forbes Hare